Exhibit 99.1

Rafael Holdings Increases Stake in Rafael Pharma

Investment will provide Rafael Pharma with funding toward clinical trials of CPI-613 in both pancreatic cancer and acute myeloid leukemia (AML) patients

NEWARK, NJ – September 7, 2018: Rafael Holdings, Inc. (NYSE American: RFL) today announced that, through a subsidiary, it has partially exercised a warrant to purchase preferred equity in Rafael Pharmaceuticals, Inc (“Rafael Pharma”), a clinical stage, metabolic oncology-therapeutics company which is developing innovative, highly selective and well tolerated anti-cancer agents.

“We see real promise in Rafael Pharma’s lead therapeutic compound, CPI-613 - as well as in other molecules under development in Rafael Pharma’s Altered Energy Metabolism Directed platform,” said Howard Jonas, Chairman and CEO of Rafael Holdings. “We are excited to continue our investment in this promising approach to some of the most difficult-to-treat cancers.”

“Rafael Pharma anticipates initiating Phase III clinical trials with CPI-613 in patients with pancreatic cancer and in patients with relapsed/refractory AML,” said Sanjeev Luther, Rafael Pharmaceutical’s President and Chief Executive Officer. “This investment will help us to execute on our clinical trial programs and hopefully move us closer to bringing CPI-613 to patients in need.”

CS Pharma Holdings, LLC (“CS Pharma”), in which Rafael Holdings owns an effective 45% interest, partially exercised a warrant to purchase 8 million shares of Rafael Pharmaceuticals’ Series D Convertible Preferred Stock for $10 million representing approximately 7.9% of the equity on a fully-diluted basis (excluding the remainder of the warrant) of Rafael Pharmaceuticals. The warrant in full is exercisable for up to 56% of the fully diluted equity of Rafael Pharmaceuticals. The right to exercise the first $10 million of the warrant was held by CS Pharma. The remainder of the warrant is held by a Rafael Holdings 90%-owned subsidiary.

Rafael Pharma plans to utilize the proceeds from the investment to advance its clinical trial programs, research and develop additional molecules from its Altered Energy Metabolism Directed platform and for general corporate purposes.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, Rafael Holdings, Inc. assumes no obligation to update any forward-looking statements.

About Rafael Holdings, Inc.:

Rafael Holdings holds commercial real estate assets and interests in two clinical stage pharmaceutical companies. The real estate holdings consist of properties in Newark and Piscataway, New Jersey and Jerusalem, Israel. The pharmaceutical holdings consist of interests in Rafael Pharmaceuticals, Inc. and a majority stake in Lipomedix Pharmaceuticals Ltd. Both are focused on development and commercialization of drugs in the oncology space. For more information, visit www.rafaelholdings.com

Contact:
Rafael Holdings

David Polinsky

Chief Financial Officer

P: (212) 658-1450

E: invest@rafaelholdings.com

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